UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 14, 2018

VBI VACCINES INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-37769	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Third Street, Suite 2241 Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip Code)

(617) 830-3031

(Registrant’s telephone number, including area code)

N/A

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 14, 2018, VBI Vaccines Inc. (the “Company”) appointed Christopher McNulty as chief financial officer and head of business development of the Company, effective as of August 14, 2018.

Mr. McNulty, 42, prior to joining the Company, served as chief financial officer from March 2017 to May 2018, at InVivo Therapeutics Holdings Corp. (“InVivo”). At InVivo, Mr. McNulty also served and as Senior Vice President, Business Development & Investor Relations, from August 2015 to March 2017, leading InVivo’s business development and partnering activities as well as corporate communications, including investor relations and public relations, as Vice President, Business Development and Investor Relations, from July 2014 to August 2015, and as Vice President, Business Development, from November 2013 to June 2014. Prior to that, Mr. McNulty served at Repligen Corporation, a pharmaceutical and bioprocessing company, from 2010 to 2013, most recently as Senior Director of Business Development, where he spearheaded the acquisition of Novozymes Biopharma Sweden in 2011. From 2009 to 2010, he was Director of Corporate Development at Seventh Sense Biosystems, Inc., a medical device company. From 2006 to 2009, Mr. McNulty served at Genzyme Corporation, a biotechnology company, most recently as Associate Director of Alliance Management and Business Development. Before joining Genzyme, Mr. McNulty held technical roles at Transform Pharmaceuticals, Inc. from 2000 to 2004 and at Cereon Genomics, LLC from 1998 to 2000. Mr. McNulty received his B.S. and M.Eng. degrees in electrical engineering and computer science from the Massachusetts Institute of Technology. He also holds an M.B.A. from Harvard Business School.

In connection with Mr. McNulty’s appointment as chief financial officer and head of business development, VBI Vaccines (Delaware) Inc., a wholly-owned subsidiary of the Company, entered into an employment agreement, dated August 14, 2018, with Mr. McNulty (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. McNulty is entitled to an annual base salary of $350,000 and is eligible to be considered for an annual bonus in an amount up to 35% of his then applicable base salary, commencing with the 2018 calendar year (pro-rated for the first year of employment), based upon the achievement of certain performance objectives established by the board of directors at its sole discretion, payable on or before March 15 of the following calendar year. In addition, pursuant to the Employment Agreement, upon approval by the board of directors of the Company at the first meeting of the board of directors following the effective time of Mr. McNulty’s employment, Mr. McNulty will be granted a stock option to purchase 250,000 common shares of the Company, 25% of which will vest on the anniversary of the effective time of his employment, and thereafter the remainder of which will vest monthly in equal installments, each subject to the terms and conditions of the VBI Vaccines Inc. Incentive Plan, as amended (or any successor plan thereto) and the Company’s form of option award agreement, except that if Mr. McNulty is terminated for cause due to failure to meet performance expectations of the board of directors of the Company, Mr. McNulty shall have three months following such termination to exercise any outstanding vested options before the exercise period of such vested options expires. Mr. McNulty may also be eligible to receive certain stock options or similar stock-based rights at such times, amounts and vesting terms as determined by the board of directors at its discretion.

The Company may terminate the agreement at any time with cause or without cause (as defined in the Employment Agreement). If the Company terminates Mr. McNulty’s employment without cause, if the termination is during the period when negotiations with an unrelated third party for a change of control and ends on the twelve month anniversary of the closing of the change of control transaction, or the termination is by Mr. McNulty for good reason (as defined in the Employment Agreement), Mr. McNulty will be entitled to receive a lump sum payment equal to six months of base salary in effect on the date of termination plus an additional one months’ payment of base salary for each full year served by Mr. McNulty pursuant to the Employment Agreement, less all applicable U.S. Withholding and employment taxes and other deductions (the “Severance”), subject to a general release of claims. If the Company terminates Mr. McNulty’s employment with cause or because of Mr. McNulty’s death or disability, Mr. McNulty will not be entitled to the Severance.

The Employment Agreement also contains certain noncompetition, non-solicitation, confidentiality and assignment of work product requirements for Mr. McNulty.

The foregoing descriptions of the stock options granted to Mr. McNulty and the Employment Agreement are qualified in their entirety by reference to the full text of the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 8.01 Other Events.

On August 15, 2018, the Company issued a press release announcing the appointment of Mr. McNulty as the Company’s chief financial officer and head of business development. A copy of such press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated August 14, 2018, by and between VBI Vaccines (Delaware) Inc. and Christopher McNulty
99.1	Press Release dated August 15, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VBI Vaccines Inc.

Date: August 20, 2018	By:	/s/ Jeff Baxter
Jeff Baxter
President and Chief Executive Officer